Exhibit 99.1

MagnaChip Semiconductor Reports

Second Quarter Results

Seoul, South Korea, July 27, 2006 – MagnaChip Semiconductor today announced results for the second quarter ended July 2, 2006.

Revenue for the three months ended July 2, 2006 was $197.6 million, compared to $236.0 million in the second quarter of 2005.

Gross margin was $20.3 million or 10.3% of revenue for the quarter ended July 2, 2006, compared to $60.4 million or 25.6% of revenue for the second quarter of 2005.

Operating expenses were $149.6 million in the current quarter. This included restructuring and impairment charges of $93.7 million. The impairment was made to one of the Company’s wafer fabrication facilities that has been significantly under-utilized and related customer intangibles. Excluding the restructuring and impairment charges, operating expenses for the second quarter of 2006 were $55.9 million or 28.3% of revenue, compared to $57.4 million or 24.3% of revenue, which excluded special charges during the second quarter of 2005. Operating loss was $129.3 million during the quarter. Excluding the restructuring and impairment charges, the operating loss for the second quarter of 2006 was $35.6 million compared to an operating income of $3.0 million before special charges in the prior year’s second quarter.

Net interest expense for the second quarter of 2006 was $14.4 million, compared to $14.0 million in the second quarter of 2005. Net loss for the three months ended July 2, 2006 was $132.1 million. Excluding the restructuring and impairment charges, the loss was $38.4 million, compared to a net loss of $22.2 million excluding special charges in the prior year’s second quarter.

Sang Park, President and CEO of MagnaChip Semiconductor, commented, “This was a disappointing quarter due to pricing pressures seen across the entire industry, higher channel inventory levels and due to company-specific execution issues. I joined the company during such a difficult quarter because of my confidence in MagnaChip’s growth prospects. We have a strong employee base, with good potential in our technology and product portfolio, world-class customers and significant capacity in our manufacturing facilities. As a result, the company’s recent performance is not acceptable and we are targeting dramatic actions in the second half of 2006 that will result in improved financial results in the future. In my first thirty days, we have launched aggressive corrective actions for the business going forward that stress a renewed sense of urgency and accountability. I am confident that we are taking the right steps.”

“We are more focused than ever before on executing the turnaround of our revenue through execution of new product introduction ramps that we have in progress and expansion of our foundry services. Our 2 Megapixel CMOS image sensor SOC and our high-performance 1.3 Megapixel CMOS image sensor SOC have passed important qualification milestones with key customers, and we expect volume from these products to ramp in the fourth quarter and into 2007. We believe that our recovery in this key market has begun. The end market for display driver IC’s had lower sell through of product than expected. As a result, we will be working through inventory issues in the channel into the next quarter. Our wafer foundry business continues to show stable growth, and we expect to expand our 0.18 process geometry services to Analog customers into the fourth quarter.”

Robert Krakauer, EVP of Corporate Operations and CFO of MagnaChip Semiconductor, said, “The gross margin decline in the second quarter was primarily due to the lower revenue level compounded by industry-wide pricing pressure and a product mix that skewed toward lower margin products. The infrastructure we have in place is designed to support a multi-billion dollar revenue per year company, not one generating below $200 million a quarter. As part of the changes we are making, we have made key changes in our sales organization to more adequately support our second half ramp strategy. We expect that as our company’s performance regains the revenue growth momentum in-line with our leadership position and historic levels, our profitability will return to higher historic levels as well.”

Third Quarter 2006 Outlook

For the third quarter of 2006, the Company expects revenues to be approximately 6% to 9% lower compared to the second quarter given inventory issues in our end markets, with flat gross margins.

Investor Conference Call / Webcast Details

MagnaChip will report full results for the second quarter 2006 on Thursday, July 27, 2006 at 10:00 a.m. in New York (11:00 p.m., Thursday, July 27 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8560. A replay of the call will be available in two hours after the call through midnight on Thursday, August 3, 2006 in New York (noon on Friday, August 4, 2006 in Seoul) at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 206378, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of approximately 11,900 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction;

continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its quarterly report on Form 10-Q for the quarter ended April 2, 2006.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

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CONTACTS:

In Korea: Robert Krakauer, EVP Corporate Operations, CFO Tel: 82-2-3459-3682 rkrakauer@magnachip.com	In the U.S.: David Pasquale, EVP at The Ruth Group Tel: +646-536-7006 dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Income Statements

(In thousands of U.S. Dollars, except unit data)

(Unaudited)

	Three Months Ended
	July 2, 2006	July 3,2005
Net sales	$197,613	$236,023
Cost of sales	177,342	175,619

Gross profit	20,271	60,404
Operating expenses:
Selling, general and administrative	22,025	32,518
Research and development	33,934	27,488
Restructuring and impairment charges	93,684	8,720

Operating loss	(129,372)	(8,322)
Other income (expenses):
Interest expenses, net	(14,352)	(13,991)
Foreign currency gain (loss), net	14,520	(12,795)

Income (Loss) before income taxes	(129,204)	(35,108)
Income tax expenses (benefits)	2,859	(1,624)

Net loss	$(132,063)	$(33,484)

Dividends accrued on preferred units	2,706	2,478

Net loss attributable to common units	$(134,769)	$(35,962)

Net loss per common unit
Basic and Diluted	(2.54)	(0.68)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	53,099	52,982
Key Ration & Information:
Gross Margin	10.3%	25.6%
Operating Expenses as a % of Revenue	75.7%	29.1%
Operating Margin	(65.5%)	(3.5%)
Depreciation & Amortization Expense	52,205	51,478
Capital Expenditures	6,271	6,490

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended July 2, 2006			Three Months Ended July 3, 2005
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$20,271	$(129,372)	$(132,063)	$60,404	$(8,322)	$(33,484)
Special items
(1) Restructuring and impairment charges	—	93,684	93,684	—	8,720	8,720
(2) IPR&D amortization	—	—	—	—	2,605	2,605

Total special items	—	93,684	93,684	—	11,325	11,325

Non-US GAAP Profit	$20,271	$(35,688)	$(38,379)	$60,404	$3,003	$(22,159)

Adjusted Gross Margin			10.3%			25.6%
Adjusted Operating Expense - % of Revenue			28.3%			24.3%
Adjusted Operating Margin			(18.1)%			1.3%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended July 2, 2006 and July 3, 2005 are as follows:

(1)	Restructuring and impairment charges during the three months ended July 2, 2006 represent asset impairment charges on one of the Company’s fabrication facilities and restructuring charges associated with changes in certain management. Restructuring and Impairment charges taken during the three months ended July 3, 2005 include charges from headcount reduction and asset impairment.

(2)	IPR&D recorded in purchase accounting which was expensed immediately.

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	July 2, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$86,488	$86,574
Accounts receivable, net	95,990	112,053
Inventories, net	62,157	88,677
Other current assets	20,602	22,486

Total current assets	265,237	309,790
Property, plant and equipment, net	382,865	485,077
Goodwill and intangible assets	153,367	191,389
Other non-current assets	57,120	54,391

Total assets	$858,589	$1,040,647

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$78,234	$129,279
Other current liabilities	33,266	39,070

Total current liabilities	111,500	168,349
Long-term borrowings	750,000	750,000
Other non-current liabilities	65,095	62,320

Total liabilities	926,595	980,669
Redeemable convertible preferred units	111,801	106,462

Unitholders equity	(179,807)	(46,484)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$858,589	$1,040,647